UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2013

Procera Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33691	33-0974674
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47448 Fremont Blvd., Fremont, CA (Address of principal executive offices)		94538 (Zip Code)

Registrant’s telephone number, including area code: (510) 230-2777

4121 Clipper Court, Fremont, CA 94538

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2013, the Compensation Committee of the Board of Directors (the “Board”) of Procera Networks, Inc. (the “Company”) adopted a new non-employee director compensation policy (the “New Policy”). Under the New Policy, which becomes effective January 1, 2014, each non-employee director of the Company will be entitled to receive an annual cash retainer of $25,000, payable quarterly in arrears. The Chairperson of the Board will be entitled to receive an additional annual cash retainer of $12,500 and the chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be entitled to receive additional annual cash retainers of $10,000, $7,500 and $5,000, respectively, each payable quarterly in arrears. Other members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will be entitled to receive additional annual cash retainers of $5,000, $4,000 and $2,000, respectively, each payable quarterly in arrears.

In addition to the annual cash retainers, beginning with the Company’s 2014 annual meeting of stockholders, each non-employee director of the Company will be entitled to receive an annual grant of restricted stock units with a total value of $55,000. Each award will be granted following the non-employee director’s appointment, election or re-election to the Board, with the quantity of shares subject to restricted stock units measured based on the closing price of the Company’s common stock on the date of grant. One quarter of the shares subject to the restricted stock unit award will vest on the first business day of each full fiscal quarter after the date of grant, subject to the director’s continuous service with the Company through the applicable vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2013	Procera Networks, Inc.

	By:	/s/ Charles Constanti
	Name:	Charles Constanti
	Title:	Chief Financial Officer and Principal Accounting Officer